Exhibit 99.1

Steve Madden Announces First Quarter 2015 Results

LONG ISLAND CITY, N.Y., April 24, 2015 – Steve Madden (Nasdaq: SHOO), a leading designer and marketer of fashion footwear and accessories for women, men and children, today announced financial results for the first quarter ended March 31, 2015.

For the First Quarter 2015:

•	Net sales increased 6.3% to $323.9 million compared to $304.6 million in the same period of 2014.
•	Gross margin was 34.4% as compared to 35.6% in the same period last year.
•	Operating expenses as a percentage of sales were 26.4% compared to 24.8% of sales in the same period of 2014.
•	Operating income totaled $29.8 million, or 9.2% of net sales, compared with operating income of $36.0 million, or 11.8% of net sales, in the same period of 2014. Operating income in the first quarter of 2015 included a net benefit of $3.0 million related to early lease termination of our 5th Avenue store location. Operating income in the first quarter also included a $3.0 million loss related to the partial impairment of our Wild Pair trademark. As the aforementioned items offset, operating income for the first quarter of 2015 excluding these items remained at $29.8 million.
•	Net income was $19.8 million, or $0.32 per diluted share, compared to $23.6 million, or $0.36 per diluted share, in the prior year’s first quarter. Net income for the first quarter of 2015 included the aforementioned items. As these items offset, net income excluding these items remained at $19.8 million, or $0.32 per diluted share.

Edward Rosenfeld, Chairman and Chief Executive Officer, commented, “We were pleased with our first quarter results, with both sales and earnings meeting plan. Importantly, we saw a number of new fashion footwear trends begin to emerge, which contributed to double digit comparable store sales growth in our retail business. While sales in our wholesale footwear business excluding acquisitions were down, as expected, in the first quarter, we saw a meaningful improvement in sell-through at our retail partners compared to the prior year. In addition, our wholesale accessories business recorded a strong sales increase, driven by growth in Betsey Johnson, Madden Girl and private label handbags. Overall, we are pleased with the underlying trends we are seeing in our business and remain on track to meet our sales and earnings targets for 2015.”

First Quarter 2015 Segment Results

Net sales for the wholesale business were $277.0 million in the first quarter compared to $265.0 million in the first quarter of 2014. Gross margin in the wholesale business decreased to 30.9% compared to 32.6% in last year’s first quarter, with a decline in footwear primarily attributable to the impact from the Dolce Vita acquisition and a decline in accessories driven by changes in customer mix.

Retail net sales in the first quarter were $46.9 million compared to $39.6 million in the first quarter of the prior year. Same store sales increased 11.6% for the quarter. Retail gross margin decreased to 55.1% in the first quarter of 2015 compared to 55.7% in the first quarter of 2014 as a result of increased promotional activity in the outlet stores.

During the first quarter, the Company opened one full price store and closed three full price stores. The Company ended the quarter with 158 company-operated retail locations, including 118 full price stores, 32 outlets, four Internet stores and four joint venture locations in South Africa.

The effective tax rate for the first quarter of 34.3% compares to 35.1% in the first quarter of the prior year.

Balance Sheet and Cash Flow

During the first quarter of 2015, the Company repurchased approximately 1.4 million shares of the Company’s common stock for $52.8 million.

As of March 31, 2015, cash, cash equivalents, and current and non-current marketable securities totaled $168.7 million. Advances payable to the factor were $9.5 million.

Company Outlook

For fiscal year 2015, the Company continues to expect that net sales will increase 7% to 9% over net sales in 2014. Diluted EPS for fiscal year 2015 is expected to be in the range of $1.85 to $1.95.

Conference Call Information

Interested stockholders are invited to listen to the first quarter earnings conference call scheduled for today, Friday, April 24, 2015, at 8:30 a.m. Eastern Time. The call will be broadcast live over the Internet and can be accessed by logging onto http://www.stevemadden.com. An online archive of the broadcast will be available within one hour of the conclusion of the call and will be accessible for a period of 30 days following the call. Additionally, a replay of the call can be accessed by dialing 1-877-870-5176 (U.S.) and 1-858-384-5517 (international), passcode 9958905, and will be available until May 24, 2015.

About Steve Madden

Steve Madden designs, sources and markets fashion-forward footwear and accessories for women, men and children. In addition to marketing products under its own brands including Steve Madden®, Dolce Vita®, Betsey Johnson®, Big Buddha®, Report®, Brian Atwood®, Cejon®, Blondo®, Wild Pair® and Mad Love®. Steve Madden is the licensee of various brands, including Superga® for footwear. Steve Madden also designs and sources products under private label brand names for various retailers. Steve Madden’s wholesale distribution includes department stores, specialty stores, luxury retailers, national chains and mass merchants. Steve Madden also operates 158 retail stores (including Steve Madden’s four Internet stores). Steve Madden licenses certain of its brands to third parties for the marketing and sale of certain products, including for ready-to-wear, outerwear, intimate apparel, eyewear, hosiery, jewelry, fragrance, luggage and bedding and bath products. For local store information and the latest Steve Madden booties, pumps, men’s and women’s boots, dress shoes, sandals and more, visit http://www.stevemadden.com/

Safe Harbor

This press release and oral statements made from time to time by representatives of the Company contain certain “forward looking statements” as that term is defined in the federal securities laws. The events described in forward looking statements may not occur. Generally these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of the Company’s plans or strategies, projected or anticipated benefits from acquisitions to be made by the Company, or projections involving anticipated revenues, earnings or other aspects of the Company’s operating results. The words “may,” “will,” “expect,” “believe,” “anticipate,” “project,” “plan,” “intend,” “estimate,” and “continue,” and their opposites and similar expressions are intended to identify forward looking statements. The Company cautions you that these statements concern current expectations about the Company’s future results and condition and are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond the Company’s control, that may influence the accuracy of the statements and the projections upon which the statements are based. Factors which may affect the Company’s results include, but are not limited to, the risks and uncertainties discussed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the Securities and Exchange Commission. Any one or more of these uncertainties, risks and other influences could materially affect the Company’s results of operations and financial condition and whether forward looking statements made by the Company ultimately prove to be accurate and, as such, the Company’s actual results, performance and achievements could differ materially from those expressed or implied in these forward looking statements. The Company undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

STEVEN MADDEN, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS DATA

(In thousands, except per share amounts)

Unaudited

	Three Months Ended
	March 31, 2015	March 31, 2014

Net sales	$323,945	$304,624
Cost of sales	212,567	196,276
Gross profit	111,378	108,348
Commission and licensing fee income, net	3,918	3,171
Operating expenses	(82,404)	(75,526)
Impairment charge	(3,045)	—
Income from operations	29,847	35,993
Interest and other income, net	496	1,033
Income before provision for income taxes	30,343	37,026
Provision for income taxes	10,408	12,996
Net income	19,935	24,030
Net income (loss) attributable to noncontrolling interests	111	393
Net Income attributable to Steven Madden, Ltd.	$19,824	$23,637

Basic net income per share	$0.33	$0.38
Diluted net income per share	$0.32	$0.36

Basic weighted average common shares outstanding	59,605	62,822
Diluted weighted average common shares outstanding	62,078	65,137

STEVEN MADDEN, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

		As of
	March 31, 2015	Dec. 31, 2014	March 31, 2014
	Unaudited		Unaudited
Cash and cash equivalents	$50,455	$81,450	$153,070
Marketable securities (current & non current)	118,244	121,644	122,659
Accounts receivable, net	218,360	194,594	202,970
Inventories	76,029	92,677	58,301
Other current assets	51,349	42,307	28,776
Property and equipment, net	69,262	68,905	58,432
Goodwill and intangibles, net	295,618	294,416	227,419
Other assets	12,562	15,242	12,269
Total assets	$891,879	$911,235	$863,896

Accounts payable	$99,314	$92,635	$89,073
Advances from factor	9,470	—	—
Contingent payment liability (current & non current)	39,060	38,633	34,917
Other current liabilities	46,285	73,501	37,303
Other long term liabilities	37,037	36,937	24,656
Total Steven Madden, Ltd stockholders’ equity	660,327	669,255	677,354
Noncontrolling interest	386	274	593
Total liabilities and stockholders’ equity	$891,879	$911,235	$863,896

STEVEN MADDEN, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED CASH FLOW DATA

(In thousands)

Unaudited

	Three Months Ended
	March 31, 2015	March 31, 2014

Net cash (used for)/provided by operating activities	$(1,197)	$21,560

Investing Activities
Purchases of property and equipment	(3,669)	(4,392)
Purchases of marketable securities	(19,090)	(9,969)
Sales of marketable securities	21,521	530
Acquisition, net of cash acquired	(9,129)	(6,750)
Net cash used for investing activities	(10,367)	(20,581)

Financing Activities
Common stock share repurchases for treasury	(52,777)	(29,336)
Net proceeds from settlement of awards under stock plans	15,557	521
Advances from factor	9,470	—
Tax benefit from the exercise of options	8,319	631
Net cash used for financing activities	(19,431)	(28,184)

Net decrease in cash and cash equivalents	(30,995)	(27,205)

Cash and cash equivalents - beginning of period	81,450	180,275

Cash and cash equivalents - end of period	50,455	153,070

Contact

ICR, Inc.

Investor Relations

Jean Fontana/Megan Crudele

203-682-8200

www.icrinc.com